EXHIBIT 10.131

            SEPARATION AGREEMENT, MUTUAL RELEASE AND WAIVER OF CLAIMS

                  This Separation Agreement, Mutual Release and Waiver of Claims ("Agreement") is entered into by and between Nancy E. Katz (hereafter referred to as "Katz"), on the one hand, and Calypte Biomedical Corporation, its subsidiary and affiliated entities and the predecessors, successors and assigns of each (hereafter referred to as the "Company"), on the other hand, effective upon the expiration of the Revocation Period described in Paragraph 14 below (the "Effective Date"). Together, Katz and the Company shall be referred to herein as "the Parties".

                  1) Katz resigned her employment as Chief Executive Officer with the Company effective June 2, 2003 (the "Resignation Date") and she shall resign her position as a director of the Company effective as of the date both Parties have executed this Agreement.

                  2) The text of the press release to be issued by the Company regarding Katz's resignation as Chief Executive Officer and as a Board Director is attached hereto as Exhibit A. This press release shall not be issued by the Company until such date as both Parties have executed this Agreement. The Company acknowledges and agrees that it will not make (and it will cause its officers, directors, employees and agents not to make) any statements (whether written or oral) to the press, third parties (including but not limited to headhunters and prospective employers of Katz and/or their agents) or employees which are inconsistent with Exhibit A or disparaging of Katz in any way.

                  3) On or before June 30, 2003, the Company shall issue Katz a check in the amount of $23,446.10 plus interest at a rate of 8% per month accrued as of June 2, 2003, which represents outstanding expenses (plus interest) due to her from the Company as follows:

                           a)   $17,446.16  in   unreimbursed   business-related
expenses which were properly incurred by Katz during her employment with the Company; and

                           b) $6,000 in unreimbursed car allowance  payments due
to Katz from the Company for the period November 1, 2002 through June 1, 2003 (equivalent to payments of $750 per month during the applicable period)

                  4) In return for Katz's release and waiver of claims in Paragraph 8 and the other provisions of this Agreement, the Company agrees to provide certain benefits to Katz as follows:

                           (a)  the  Company   shall  pay  Katz  the  amount  of
$312,692.32 as follows:

                  (i) commencing immediately and continuing until such time as the Company closes funding (whether in a single placement or cumulative placements) of $5 million or more, which funding total(s) shall be calculated as of June 2, 2003 (the


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"Funding"),  Katz will serve as a  consultant  to the  Company and shall be paid amounts equal to bi-monthly payments of an annual consulting fee of $312,692.32 (e.g., two payments of $13,028.85 each month), in accordance with the timing of the Company's regular payroll practices, for a period of one year from the Effective Date such that the full $312,692.32 shall be paid to Katz by the Company on or before the one-year anniversary of the Effective Date. The Company warrants and represents that these payments shall be prioritized by the Company for all purposes (including but not limited to disclosure purposes) as payroll obligations due to Katz from the Company, but that such payments in fact are consulting fees to be paid without any withholdings or deductions and the Company shall timely issue Katz a Form 1099 reporting such payment as other income; and

                  (ii) on the effective date of the close the Funding, if any, the Company shall pay Katz the full payment amount of $312,692.32, less any payments made in accordance with the preceding subparagraph. The Company warrants and represents that its payment obligation to Katz as described herein shall be prioritized by the Company for all purposes (including but not limited to disclosure purposes) as a payroll obligation due to her from the Company. The Parties agree any payment made by the Company to Katz under this subparagraph shall constitute consideration for cancellation of Katz's Employment Agreement with the Company dated October 31, 2002 (the "Employment Agreement") and that the payment of such amount does not constitute "wages" or "nonemployee compensation" for federal or state income or employment tax purposes. Accordingly, the Company agrees that it shall not withhold any taxes from this payment and that it shall timely issue Katz a Form 1099 misc reporting such payment as other income.

                           (b) The  Company  acknowledges  and agrees  that Katz
shall remain a participant on the Company's health insurance plan with the same level of coverage and benefits as during her employment as Chief Executive Officer for such time as she receives payments from the Company pursuant to subparagraph 4(a), above, and the Company warrants and represents that the applicable health insurance plan documents permit the Company to allow her to do so; thereafter, the Company shall timely provide Katz with the documentation necessary for her to continue her coverage under the Company's health insurance plan through COBRA.

                           (c) The Company  shall pay Katz her car  allowance of
$750 per month (paid by the Company in the form of a check payable to Katz issued on or before the first day of each month and pro-rated for any partial month(s)) for such time as she receives payments from the Company payroll pursuant to subparagraph 4(a), above. The Company warrants and represents that its payment obligation to Katz as described herein shall be prioritized for all purposes (including but not limited to disclosure purposes) as a payroll obligation due to her from the Company.

                           (d) The Company  acknowledges  and agrees that on May
29, 2003, it granted Katz options to purchase a total of 1,544,476 shares of the Company's common stock pursuant to the Company's 2000 Equity Incentive Plan ("Plan") by means of five separate grants on May 29, 2003 as follows: (1) 146,667 shares (fully vested and



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exercisable  as of the date of  grant),  (2)  165,833  shares  (50%  vested  and exercisable as of the date of grant and 50% vested and exercisable on the one-year anniversary of the date of grant), (3) 62,573 shares (fully vested and exercisable as of the date of grant), (4) 1,084,167 shares (50% vested and exercisable as of the date of grant and 50% vested and exercisable on the one-year anniversary of the date of grant) and (5) 85,236 shares (fully vested and exercisable as of the date of grant) (cumulatively, the "Katz Options"). The Company further acknowledges and agrees that, notwithstanding anything to the contrary in the Plan, in the stock option grants or agreements, or in any other agreement between Katz and the Company, the Katz Options are fully vested and exercisable by Katz and shall remain exercisable by Katz for a period of two years from the Resignation Date (i.e., until June 2, 2005) as to 919,476 of the shares subject to the Katz Options and that the remaining 625,000 shares subject to the Katz Options (e.g., the unvested shares described in (2) and (4) of this subparagraph 4(d)) shall vest and become exercisable by Katz on May 29, 2004 and shall remain exercisable by Katz for a period of two years from that vesting date (i.e. until May 29, 2006). The Company warrants and represents that it will use its best efforts to cooperate with Katz at such time(s) as she may exercise all or some of the shares subject to the Katz Options in respect of a same day exercise and sale of such shares in order that cash generated from any such sale be used for the payment of the exercise price and satisfaction of tax obligations. The Company acknowledges and agrees that the Katz Options have an exercise price of $0.32 per share, with the exception of the grant of 85,235 shares (e.g., the grant described in (5) of this subparagraph 4(d)), which have an exercise price of $0.01 per share. The Company warrants and represents that the Katz Options were granted in all respects in accordance with the terms of the Plan and the Company further warrants and represents that the shares of common stock underlying the Katz Options shall be registered by the Company with the Securities and Exchange Commission for resale when the shares of common stock underlying the Plan are so registered. The Company shall make its best efforts to so register said shares as soon as possible and in no event any later than July 1, 2003.

                  5) The Company acknowledges and agrees that Katz's duties and obligations as an employee of the Company ceased, the Employment Agreement has been terminated, and Katz has no further duties or obligations thereunder or otherwise, as of June 2, 2003. The Company also acknowledges and agrees that Katz has no continuing obligations as either an officer or director of the Company and that she has no continuing fiduciary duties whatsoever to the Company as of the date she executes this Agreement. The Company further acknowledges and agrees that it will indemnify, defend and hold Katz (and her heirs and representatives) harmless against any and all claims and losses (including reasonable attorneys fees actually incurred) arising out of her employment with, and service as a Board member to, the Company to the maximum extent allowed in accordance with the Certification of Incorporation and by-laws of the Company, any applicable insurance policies and applicable law.

                  6) Katz has the right to consult an attorney before executing this Agreement and the general release and waiver of claims contained herein. Pursuant to the Age Discrimination in Employment Act of 1967 ("ADEA"), 29 U.S.C. ss.621 ET SEQ., as amended by the Older Workers Benefit Protection Act, the Company hereby advises her to do so.



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                  7) In order to receive the  benefits  described  herein,  Katz must sign and return this Agreement no later than twenty-one (21) days after its June 12, 2003, delivery to her, although she may sign and return this Agreement before that date if she chooses to do so.

                  8) MUTUAL RELEASE AND WAIVER OF CLAIMS

                           a. Except as other  expressly  provided below in this
Paragraph 8(a), Katz, on behalf of herself, her family members, heirs, successors and assigns hereby fully waives, releases, and forever discharges the Company, its subsidiary and affiliated entities and anyone connected with them, including but not limited to their past and present officers, directors, attorneys, management staff, employees, and agents, and the parent(s), affiliates, subsidiaries, predecessors, successors, and assigns of each of the foregoing (collectively, the "Releasees") from any and all claims, past, present or future (including claims for costs and attorneys' fees), damages, penalties, demands, actions, liabilities, judgments, liens, losses, indebtedness or causes of action of any kind, known or unknown, suspected or unsuspected, which she ever had or now has against one or more of the Releasees up to and including the date she executes this Agreement. Notwithstanding the foregoing, Katz does not release any rights or claims she may have to indemnity and/or defense as more fully described in Paragraph 5, above, or otherwise as a matter of contract, law or equity arising out of or relating to her employment with, or service as a Board Member to, the Company.

                           b. The Company,  on behalf of itself,  its subsidiary
and affiliated entities and anyone connected with them, including but not limited to its and their past and present officers, directors, attorneys, management staff, employees, and agents, and the parent(s), affiliates, subsidiaries, predecessors, successors, and assigns of each of the foregoing, hereby fully waives, releases, and forever discharges Katz from any and all claims, past, present or future (including claims for costs and attorneys' fees), damages penalties, demands, actions, liabilities, judgments, liens, losses, indebtedness or causes of action of any kind, known or unknown, suspected or unsuspected, which it and/or they ever had or now have against Katz up to and including the date it executes this Agreement. For avoidance of doubt, this release does not include a release of any claims Company shareholders may have against Katz in her capacity as an officer or director of the Company.

                           c.  Except  as  otherwise  specifically  provided  in
Paragraphs 8(a) and 8(b), the releases contained in Paragraphs 8(a) and 8(b) include, but are not limited to, all claims arising out of the negotiation and execution of this Agreement and any and all claims which the Parties may have against each other, up to and including the date they execute this Agreement, including but not limited to any and all employment-related claims, such as claims for damages arising from claims of age discrimination under the ADEA, claims under California Fair Employment and Housing Act, claims under the California Labor Code, claims under Title VII of the 1964 Civil Rights Act, the Americans with Disabilities Act, and any claims in tort or contract related to Katz's employment with the Company, or the termination of Katz's employment with the Company, or to any acts or omissions of the Releasees, or anyone connected with them.


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                           d. It is possible that other  injuries or damages not
now known to Katz or the Company will develop or be discovered after the date of this Agreement, and this Agreement is expressly intended to cover and include all such injuries or damages, including all rights of action therefor which arise out of or relate to, directly or indirectly, the claims released by this Agreement. Katz and the Company hereby expressly, knowingly, and voluntarily waive the provisions of Section 1542 of the California Civil Code and any similar provision of state or federal law now in effect or in effect in the future. Section 1542 provides as follows:

                  "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

Katz understands that any rights or claims under the ADEA that may arise after the date she executes this Agreement are not waived

                  9) The Parties will not sue or initiate against each other any action or proceeding, or participate in same, individually or as a member of a class, under any contract (express or implied), law, or regulation, federal, state, or local, pertaining in any manner whatsoever to the released claims, except to enforce the terms of this Agreement. The Parties specifically warrant and represent that neither of them have any pending complaint or charge against the other in any state or federal court or any local, state or federal agency based on Katz's employment with the Company, or on any other events occurring prior to their execution of this Agreement.

                  10) The Parties warrant and represent that they have not assigned or transferred to any person not a party to this Agreement any released claim or portion thereof.

                  11) The Parties understand that each of them believes that she or it has acted properly, and not unlawfully in any respect. Nothing in this Agreement is intended to be nor will it be alleged to constitute evidence of or be an admission by either Party of any liability, omission, or wrongdoing or any kind whatever, nor shall this Agreement be offered or received into evidence or otherwise filed or lodged in any proceeding against the other Party, except as may be necessary to prove the terms of this Agreement or to enforce the same.

                  12) The Parties acknowledge and agree that the exclusive jurisdiction and venue for any dispute arising out of or relating to this Agreement shall be the state or federal courts located in the county of Alameda, California. The prevailing party in any such action shall be awarded its fees and costs, including but not limited to its attorney's fees, expert fees, and all costs of suit, whether or not recoverable by statute or rule.

                  13) This Agreement  constitutes the entire  agreement  between the Parties and supersedes all prior or contemporaneous agreements, representations or understandings, regarding Katz's employment and the termination thereof, with the exception of the stock option agreements between Katz and the Company (and any


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documents related thereto). In entering this Agreement, neither Party has relied on any representations made by the other Party (or any of that Party's representatives), except as expressly set forth herein in writing. This Agreement may not be changed orally but only in a writing signed by Katz and an authorized representative of the Company. This Agreement shall be construed under and governed by the laws of the State of California, without regard for its conflict of law provisions. If any part of this Agreement shall be determined to be illegal, invalid or unenforceable, the remaining parts of the Agreement will not be affected thereby and any such illegal, invalid or unenforceable part shall not be deemed to be a part of this Agreement. This Agreement may be signed in counterparts, each of which shall be deemed an original of one and the same agreement, and facsimile signatures shall be acceptable as originals.

                  14) Katz shall have up to seven (7) days from the date immediately following her execution of this Agreement during which she may revoke her acceptance (the "Revocation Period"). Any such revocation must be communicated to the Company in writing within the Revocation Period. Katz hereby is advised in writing that this Agreement shall not become effective or enforceable until the Revocation Period has expired.



Date: June 26,  2003                        /s/ NANCY E. KATZ
                                            -------------------------------
                                            NANCY E. KATZ
h




                                            CALYPTE BIOMEDICAL CORPORATION


Date: June 27, 2003                         /s/ ANTHONY J. CATALDO
                                            --------------------------------
                                            TONY CATALDO
                                            Chairman, Board of Directors


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